Exhibit 10.7

Compensation Payment Agreement

This Compensation Payment Agreement (“Agreement”) is made on August 2, 2007 by and between China Education, Inc (“China Education”) and Beijing Frank Education Investment and Management Co., Ltd (“Beijing Frank”).

It is agreed as follows:

1.	Until China Education has enough working capitals or raises enough money from the proceeds after the initial public offering to pay the compensation of our directors and executive officers, Beijing Frank shall pay the compensation of the directors and officers of China Education on behalf of China Education.

2.	The executed version of this Agreement will be held by each Party.

Beijing Frank Education Investment and Management Co., Ltd (Chop)

China Education, Inc (Chop)